EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Marge Brown

(952) 830-8463

VISANT CORPORATION ANNOUNCES EXTENSION OF SENIOR

SUBORDINATED NOTE EXCHANGE OFFER

ARMONK, N.Y., March 17, 2005 – Visant Corporation (formerly Jostens IH Corp.) today announced it is extending the expiration date for the exchange offer relating to its outstanding senior subordinated notes.

The exchange offer relates to the exchange of $500 million in aggregate principal amount of the company’s outstanding 7 5/8% Senior Subordinated Notes due 2012 (CUSIP Number 481087AA2) (the “Original Notes”) for a like principal amount in new notes registered under the Securities Act of 1933 (the “Exchange Notes”).  The exchange offer, which commenced February 15, 2005 and was previously set to expire on March 17, 2005, will now expire at 5:00 p.m., New York City time, on March 23, 2005.

Except for the absence of transfer restrictions under the federal securities laws, registration rights, and certain special interest rate provisions applicable to the Original Notes, the Exchange Notes are identical to the Original Notes.  Except for the extension of the expiration date, all terms and conditions of the exchange offer remain unchanged and in full force and effect.

As of March 17, 2005, holders of approximately $499,835,000 in aggregate principal amount of Original Notes have tendered Original Notes pursuant to the exchange offer.

Requests for assistance regarding the exchange offer or for copies of the exchange offer materials should be directed to The Bank of New York, the exchange agent for the exchange offer, at (212) 815-5098.

Visant is a specialty printing, marketing and school-related affinity products and services organization comprised of Jostens, Inc. (“Jostens”), Von Hoffmann Holdings Inc. (“Von Hoffmann”), including Von Hoffmann’s subsidiary, The Lehigh Press, Inc. (“Lehigh”), and AHC I Acquisition Corp. (“Arcade”).  Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ products include yearbooks, class rings, graduation products and school photography.

Visant’s Print Group includes the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct.  Von Hoffmann is a leading manufacturer of four-color case bound and soft-cover educational textbooks, standardized test materials and related components for major educational publishers in the United States. Lehigh Lithographers is a leading manufacturer of textbook covers. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalogers. Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets as well as other consumer product markets, including household products and the food and beverage industries. Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector.